Exhibit 99.1
National Interstate Corporation Reports 2015 Fourth Quarter and Full Year Results

•	Results within February 2, 2016 per-announced range

•	Gross premiums written increased 2% for fourth quarter and 6% for the full year

•	Net income per share of $0.10 for the fourth quarter and $1.05 for 2015 full year

•	Full year combined ratios: 2015 calendar year 100.4%, 2015 accident year approximately 97.9%

Richfield, Ohio, February 23, 2016 - National Interstate Corporation (Nasdaq: NATL) today reported gross premiums written and net income per share for the 2015 fourth quarter and full year. Gross premiums written increased 2% for the 2015 fourth quarter and 6% for the 2015 full year compared to the same 2014 periods primarily from growth in the Alternative Risk Transfer (ART) component. Net income per share of $0.10 for the 2015 fourth quarter was lower than the $0.25 reported for the 2014 fourth quarter reflecting adverse development from prior year claims during the 2015 fourth quarter. Net Income for the 2015 full year improved to $1.05 as compared to $0.56 for the 2014 full year.

Earnings
The Company’s net income, determined in accordance with U.S. generally accepted accounting principles (GAAP), includes items that may not be indicative of ongoing operations. The following table reconciles net income to net income from operations, a non-GAAP financial measure that is a useful tool for investors and analysts in analyzing ongoing operating trends. Net income from operations includes underwriting income and net investment income.

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(In thousands, except per share data)
Net income from operations	$2,564	$4,619	$22,978	$8,039
After-tax net realized (losses) gains from investments	(613)	302	(2,131)	4,393
After-tax impact from transaction expenses	—	—	—	(1,406)
Net income	$1,951	$4,921	$20,847	$11,026

Net income from operations per share, diluted	$0.13	$0.23	$1.16	$0.41
After-tax net realized (losses) gains from investments per share, diluted	(0.03)	0.02	(0.11)	0.22
After-tax impact from transaction expenses per share, diluted	—	—	—	(0.07)
Net income per share, diluted	$0.10	$0.25	$1.05	$0.56

Underwriting Results:

Dave Michelson, President and Chief Executive Officer, said, “As we noted in our preliminary earnings release earlier this month, during the 2015 fourth quarter we experienced unfavorable development from prior year claims, primarily for 2012 and 2013, which adversely impacted our calendar combined ratio and net income from operations for the 2015 full year. However, our 2015 accident year combined ratio for both the fourth quarter and full year were below 98%. We believe this is a direct result of our actions relative to underwriting risk selection and pricing beginning in 2013, and increased emphasis on claims infrastructure and risk management. Our largest line of business, commercial auto liability, has been under pressure for the entire industry and we have been proactive in recognizing our exposure in this line and improving our in-force book of business.”

The table below summarizes the Company’s GAAP accident year and calendar combined ratios for the fourth quarter and full year 2015, as compared to the same 2014 periods:

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Losses and LAE ratio excluding prior year development (accident year)	78.5%	82.6%	78.1%	78.3%
Underwriting expense ratio	19.1%	19.5%	19.8%	20.1%
Losses and LAE ratio (calendar year)	97.6%	102.1%	97.9%	98.4%
Prior year loss development	6.4%	0.4%	2.5%	5.5%
Combined ratio	104.0%	102.5%	100.4%	103.9%

Consistent with much of the industry, the Company’s results in the commercial auto liability line have been elevated primarily due to higher average claims severity. In the 2015 fourth quarter the Company strengthened reserves by approximately $10 million primarily related to 2012 and 2013 accident year commercial auto liability claims which contributed to the elevated combined ratio for the quarter. Of this amount, approximately half of the prior year reserve strengthening represents a re-allocation of IBNR from the current 2015 accident year to prior years, reflecting management’s best estimate of the profitability of the 2015 accident year.

The Company continues to show improved results in the 2014 and 2015 accident years. Specifically, the Company has averaged rate increases on renewed business of approximately 7% in both 2013 and 2014, and slightly above 5% for 2015. Appropriate risk selection has also been a significant focus and as a result the Company has exited several unprofitable businesses and has been willing to walk away from accounts for which it could not obtain the appropriate price.

The Company continues to effectively manage underwriting expenses as evidence by underwriting expense ratios of approximately 20% for both the 2014 and 2015.

Investments:

Net investment income of $39.7 million for the 2015 full year was 12% ahead of 2014. The increase in net investment income is primarily attributable to an increase in average cash and invested assets. Realized losses from investments for the 2015 full year were $3.3 million reflecting impairments in the third and fourth quarters and losses related to other invested assets that were partially offset by gains from sales. The Company continues to maintain a high quality and diversified portfolio with approximately 89% of its total cash and invested assets rated NAIC 1 or 2 and an effective duration of its fixed income portfolio of approximately 4 years.

	December 31, 2015
	Fair Value	Net Unrealized Gain (Loss)
	(In thousands)
U.S. government and agencies	$151,303	$1,901
State and local government	316,372	10,747
Mortgage backed securities	171,771	4,877
Corporate obligations	201,521	(3,240)
Other debt obligations	205,361	(1,673)
Preferred redeemable securities	4,660	146
Total fixed maturities	$1,050,988	$12,758

Equity securities	$81,629	$(290)

Total fixed maturities and equity securities	$1,132,617	$12,468

Gross Premiums Written
The table below summarizes gross premiums written by business component:

	Three Months Ended December 31,
	2015		2014
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$120,941	59.4%	$116,770	58.7%
Transportation	62,360	30.6%	66,903	33.6%
Specialty Personal Lines	7,729	3.8%	7,553	3.8%
Hawaii and Alaska	4,675	2.3%	4,609	2.3%
Other	7,960	3.9%	3,218	1.6%
Gross premiums written	$203,665	100.0%	$199,053	100.0%

	Year Ended December 31,
	2015		2014
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$412,443	56.7%	$374,152	54.3%
Transportation	237,271	32.6%	245,261	35.6%
Specialty Personal Lines	35,295	4.9%	35,597	5.2%
Hawaii and Alaska	22,284	3.1%	21,276	3.1%
Other	19,826	2.7%	12,717	1.8%
Gross premiums written	$727,119	100.0%	$689,003	100.0%

The Company again had rate increases on renewed policies in the 2015 fourth quarter which contributed to the growth in gross premiums written. Gross premiums written of $727.1 million for the 2015 full year increased 6% compared to 2014, with the majority of the growth coming from the ART component. ART business includes group captive programs which traditionally have had high renewal retention as well as custom designed programs for national accounts. Much of the 2015 growth in the ART component was attributable to national accounts business, primarily in the workers compensation line. Also contributing to the period over period variances was new business premium in several products that was partially offset by ongoing underwriting actions.

Summary Comments
“In 2013 we recognized that adverse claims severity trends and insufficient insurance rates were reducing our underwriting margins, particularly related to commercial auto liability. Unfortunately, this quarter we needed to strengthen claims reserves for the 2012 and 2013 accident years. However, on the positive side accident years 2014 and 2015, both with combined ratios of approximately 98%, are showing the anticipated improvement,” stated Mr. Michelson. “We believe that the cumulative effect of the rate increases we have obtained since 2013 and the improved pricing on new business are having the desired impact on our underwriting results.”

Earnings Conference Call
The Company will hold a conference call to discuss the 2015 results on Wednesday, February 24, 2016 at 10:00 a.m. Eastern Time. There are two communication modes available to listen to the call. Telephone access to the conference call and Q and A session will be available by dialing (877) 837-3911. Please dial in 5 to 10 minutes prior to the scheduled starting time. The conference call will be broadcast live over the Internet. To listen to the call via the Internet, access our website at http://invest.natl.com and follow the instructions at the web cast link. The archived web cast will be available shortly after the call on our website.

Forward-Looking Statements
This document, including any information incorporated by reference, contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995). All statements, trend analyses and other information contained in this press release relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as “may,” “target,” “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project,” and other similar expressions, constitute forward-looking statements. We made these statements based on our plans and current analyses of our business and the insurance industry as a whole. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Factors that could contribute to these differences include, among other things: general economic conditions, weakness of the financial markets and other factors, including prevailing interest rate levels and stock and credit market performance, which may affect or continue to affect (among other things) our ability to sell our products and to collect amounts due to us, our ability to access capital resources and the costs associated with such access to capital and the market value of our investments; our ability to obtain adequate premium rates and manage our growth strategy; performance of securities markets; our ability to attract and retain independent agents and brokers; customer response to new products and marketing initiatives; tax law and accounting changes; increasing competition in the sale of our insurance products and services and the retention of existing customers; changes in legal environment; legal actions brought against us; regulatory changes or actions, including those relating to the regulation of the sale, underwriting and pricing of insurance products and services and capital requirements; damage to our reputation; levels of natural catastrophes, terrorist events, incidents of war and other major losses; technology or network security disruptions; adequacy of insurance reserves; and availability of reinsurance and ability of reinsurers to pay their obligations. The forward-looking statements herein are made only as of the date of this document. The Company assumes no obligation to publicly update any forward-looking statements.

About National Interstate Corporation
An Insurance Experience Built Around You
National Interstate Corporation (Nasdaq: NATL), founded in 1989, is the holding company for a specialty property-casualty insurance group which differentiates itself by offering products and services designed to meet the unique needs of niche markets. Products include insurance for passenger, truck, and moving and storage transportation companies, alternative risk transfer, or captive programs for commercial risks, specialty personal lines products focused primarily on recreational vehicle owners, and transportation and general commercial insurance in Hawaii and Alaska. The Company’s insurance subsidiaries, including the three primary insurers, National Interstate Insurance Company, Vanliner Insurance Company and Triumphe Casualty Company, are rated "A" (Excellent) by A.M. Best Company. Headquartered in Richfield, Ohio, National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE: AFG).

Contact:
Gary Monda
National Interstate Corporation
877-837-0339
investorrelations@natl.com
www.natl.com

NATIONAL INTERSTATE CORPORATION
SELECTED FINANCIAL DATA
(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Operating Data:
Gross premiums written	$203,665	$199,053	$727,119	$689,003

Net premiums written	$173,813	$171,797	$607,426	$575,574

Premiums earned	$152,589	$144,616	$585,787	$557,267
Net investment income	10,328	8,902	39,739	35,517
Net realized (losses) gains on investments (*)	(942)	464	(3,278)	6,758
Other	715	912	3,477	3,399
Total revenues	162,690	154,894	625,725	602,941
Losses and loss adjustment expenses	129,526	120,078	471,940	466,998
Commissions and other underwriting expenses	23,528	23,948	94,075	94,430
Other operating and general expenses	6,307	5,158	25,569	20,955
Transaction expenses	—	—	—	2,163
Expense on amounts withheld	1,703	1,458	6,458	6,410
Interest expense	53	29	199	220
Total expenses	161,117	150,671	598,241	591,176
Income before income taxes	1,573	4,223	27,484	11,765
(Benefit) provision for income taxes	(378)	(698)	6,637	739
Net income	$1,951	$4,921	$20,847	$11,026

Per Share Data:
Net income per common share, basic	$0.10	$0.25	$1.05	$0.56
Net income per common share, diluted	$0.10	$0.25	$1.05	$0.56

Weighted average of common shares outstanding, basic	19,904	19,783	19,862	19,755
Weighted average of common shares outstanding, diluted	19,953	19,864	19,910	19,833

Cash dividend per common share	$0.13	$0.12	$0.52	$0.48

(*) Consists of the following:
Net realized gains before impairment losses	$2,316	$1,742	$4,484	$8,721
Total losses on securities with impairment charges	(3,258)	(1,278)	(7,750)	(1,733)
Non-credit portion recognized in other comprehensive income	—	—	(12)	(230)
Net impairment charges recognized in earnings	(3,258)	(1,278)	(7,762)	(1,963)
Net realized (losses) gains on investments	$(942)	$464	$(3,278)	$6,758

GAAP Ratios:
Losses and loss adjustment expense ratio	84.9%	83.0%	80.6%	83.8%
Underwriting expense ratio	19.1%	19.5%	19.8%	20.1%
Combined ratio	104.0%	102.5%	100.4%	103.9%
Return on equity (a)			5.8%	3.1%
Average shareholders’ equity			$360,493	$357,187

	At December 31,	At December 31,
	2015	2014
Balance Sheet Data (GAAP):
Cash and invested assets	$1,252,452	$1,160,343
Reinsurance recoverable	230,346	180,332
Intangible assets	7,650	7,791
Total assets	1,935,882	1,754,733
Unpaid losses and loss adjustment expenses	1,014,195	883,078
Long-term debt	12,000	12,000
Total shareholders’ equity	$358,897	$362,089
Total shareholders’ equity, excluding unrealized gains/losses on fixed maturities	$350,603	$343,376
Book value per common share, basic (at period end)	$18.03	$18.29
Book value per common share, excluding unrealized gains/losses on fixed maturities (at period end)	$17.61	$17.35
Common shares outstanding at period end (b)	19,909	19,793

(a) The ratio of annualized net income to average shareholders’ equity at the beginning and end of the period.
(b) Common shares outstanding at period end include all vested common shares. At December 31, 2015 and December 31, 2014 there were 63,554 and 64,320, respectively, unvested common shares that were excluded from the common shares outstanding calculation. These restricted shares will be included in calculation upon vesting.